Exhibit 5.2

101 Federal Street, Suite 1900	21 Pleasant Street, Suite 237
Boston, Massachusetts 02110	Newburyport, Massachusetts 01950

September 20, 2022

dMY Squared Technology Group, Inc.

1180 North Town Center Drive, Suite 100

Las Vegas, Nevada 89144

Re: dMY Squared Technology Group, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to dMY Squared Technology Group Inc., a Massachusetts corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-1, filed with the United States Securities and Exchange Commission (the “Commission”) on September 20, 2022 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and the proposed offering and sale to the public of up to 8,265,000 units (“Units”), at $10.00 per unit, each unit consisting of one share of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and one-half of one redeemable warrant, each whole warrant exercisable to purchase one share of Class A Common Stock at $11.50 per share (“Warrants”). The foregoing number of Units assumes the exercise in full of the underwriters’ overallotment option described in the Registration Statement. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Registration Statement.

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i) the Registration Statement;

(ii) the form of amended and restated articles of organization of the Company to be in effect immediately prior to the consummation of the offering of the Units, a form of which is filed as Exhibit 3.2 to the Registration Statement (“Restated Articles of Organization”),

(iii) a copy of the Bylaws of the Company as in effect on March 3, 2022 (“Bylaws”),

(iv) board resolutions of the Company adopted on March 3, 2022 and September 8, 2022 (“Board Resolutions”) approving the offering and sale of Units, together with the Class A Common Stock and Warrants included in such Units, pursuant to the Registration Statement,

(v) a certificate of good standing with respect to the Company issued by the Secretary of State of the Commonwealth of Massachusetts,

(vi) a draft of the form of the unit certificate representing the Units (“Unit Certificate”), and

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(vii) a draft form of the warrant agreement and the warrant certificate comprising the Warrants.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed without independent investigation that:

i.

at the time any Units are sold pursuant to the Registration Statement (the “Relevant Time”), the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws;

ii.

at the Relevant Time, a prospectus supplement will have been prepared and filed with the Commission describing the shares of Class A Common Stock and Warrants offered thereby and all related documentation and will comply with all applicable laws;

iii.

at the Relevant Time, all corporate and other action taken by the Company to duly authorize each proposed issuance of Units and shares of Class A Common Stock and Warrants included in the Units remain in full force and effect;

iv.	all Units and shares of Common Stock and Warrants will be issued and sold in the manner stated in the Registration Statement and the applicable prospectus supplement;

v.	at the Relevant Time, a definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to any Units, Class A Common Stock and

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Warrants offered or issued will have been duly authorized by all necessary corporate or other action of the Company and duly executed and delivered by the Company and the other parties thereto.

Based upon and subject to the foregoing, it is our opinion that:

1.	The Company has been duly incorporated and is validly existing and in good standing under the laws of the Commonwealth of Massachusetts;

2.	The issuance of the Units, together with the Class A Common Stock and Warrants has been duly authorized;

3.

Pursuant to and upon effectiveness of the Registration Statement, when the Units are delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, the Units will be validly issued, fully paid and nonassessable;

4.

Pursuant to and upon effectiveness of the Registration Statement, the Class A Common Stock included in the Units, when the Units are delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable;

5.

Pursuant to and upon effectiveness of the Registration Statement, the Warrants included in the Units, when the Units are delivered to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are based upon and limited to the laws of the Commonwealth of Massachusetts (including the statutory provisions, the applicable provisions of the Massachusetts Constitution and reported judicial decisions interpreting the foregoing). We express no opinion herein as to any other laws, statutes, regulations or ordinances.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in accordance with the requirement of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,
/s/ TCF Law Group, PLLC